News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts: Investors: Paul Blalock (703) 433-4300 Media: Audrey Schaefer (240) 876-1588

Nextel Reaffirms 2001 Guidance

RESTON, Va., – October 3, 2001 – Nextel Communications, Inc. (NASDAQ:NXTL) today announced preliminary third quarter domestic results and reaffirmed full year domestic subscriber and operating cash flow targets.

“Nextel is on track to achieve our 2001 targets of 1.9-2.0 million domestic subscriber additions and approximately $1.9 billion in domestic operating cash flow,” said Tim Donahue, Nextel’s CEO. “We will report third quarter domestic subscriber additions of approximately 480,000 and domestic operating cash flow within the range of analyst expectations. We are pleased with these results in light of the loss of several effective selling days subsequent to the tragic events of September 11.”

Nextel also reported that it activated approximately 6,000 additional handsets for use by emergency personnel involved in relief efforts.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel’s reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2000 and its subsequent quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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